Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Deferred Compensation Plan of The Coca-Cola Company of our reports dated February 22, 2022, with respect to the consolidated financial statements of The Coca-Cola Company and subsidiaries, and the effectiveness of internal control over financial reporting of The Coca-Cola Company and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 24, 2022